Boise Cascade	Exhibit 99.1
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728

News Release

Investor Relations Contact - Wayne Rancourt 208 384 6073	Media Contact - John Sahlberg 208 384 6451

For Immediate Release: February 21, 2014
Boise Cascade Company Reports 2013 Net Income of $116.9 Million, Adjusted Net Income of $48.3 Million, and Sales of $3.3 Billion

BOISE, Idaho - Boise Cascade Company (Boise Cascade or Company) (NYSE: BCC) today reported financial results for the fourth quarter and year ended December 31, 2013.

Fourth Quarter and Year End 2013 Highlights

•
Total Company sales in fourth quarter 2013 were $798.3 million, 15% above the same quarter in 2012, with sales growth of 31% in Wood Products and 11% in Building Materials Distribution (BMD). Total Company sales for the year ended 2013 were $3,273.5 million, up 18% from 2012, with sales growth of 20% in Wood Products and 19% in BMD.

•
Net income was $9.8 million in the fourth quarter, or $0.25 per share. For the year, net income was $116.9 million, or $48.3 million, after adjusting for a $68.7 million income tax benefit associated with recording net deferred tax assets upon the Company's conversion from a limited liability company to a corporation in first quarter 2013. Earnings per share and adjusted earnings per share for the year were $2.91 and $1.20, respectively.

•
The Company reported earnings before interest, taxes, depreciation, and amortization (EBITDA) of $33.1 million in fourth quarter 2013, up 95% from the $17.0 million recorded in fourth quarter 2012. For the year, total Company EBITDA was $136.4 million, or a 41% increase from 2012 results. Wood Products annual EBITDA was $106.3 million, up 33% from 2012, and BMD annual EBITDA was $49.2 million, up 50% from the prior year.

Total U.S. housing starts improved 19% in 2013, with single-family starts up 16% from 2012. The February 2014 Blue Chip consensus forecast for 2014 reflects 1.1 million total U.S. housing starts, a 20% expected increase from 2013 levels. Total housing activity levels remain below the historical average for the last 20 years of approximately 1.4 million starts per year.

“We are pleased by our accomplishments in 2013. Our manufacturing business continued to execute well, capturing the benefit of higher prices and increased engineered wood products sales volumes. In addition, the two plywood plants we acquired at the end of the third quarter have been successfully integrated and provided incremental volume and earnings consistent with our expectations. Our distribution business managed its way through the volatile commodity pricing in the first half of the year and had a solid second half of the year providing positive cost leverage on the 2013 sales growth. The operational achievements and acquisition, along with our initial public offering in February, made for an exciting 2013,” commented Tom Carlile, CEO. “In 2014, we look forward to taking further advantage of improvements in construction activity, growing the company, and executing on the strategic initiatives of our existing operations.”

	4Q 2013	4Q 2012	3Q 2013	2013	2012

	(thousands)

Consolidated Results
Sales	$798,344	$694,580	$877,979	$3,273,496	$2,779,062
EBITDA [1]	33,132	17,006	39,510	136,371	96,575
Net income	9,828	1,278	15,860	116,936	41,496
Adjusted net income [1]	9,828	1,278	15,860	48,270	41,496
Segment Results
Wood Products sales	$301,252	$230,508	$283,204	$1,134,089	$943,252
Wood Products EBITDA [1]	25,100	13,233	24,614	106,337	80,238
BMD sales	615,467	553,068	721,523	2,599,605	2,190,235
BMD EBITDA [1]	13,388	8,055	20,108	49,164	32,874
Corporate EBITDA [1]	(5,356)	(4,282)	(5,212)	(19,130)	(16,537)
1 For reconciliations of non-GAAP measures, see summary notes at the end of this press release.

Wood Products

Wood Products sales in the fourth quarter were $301.3 million, up 31% or $70.7 million from the same quarter a year ago. The sales increase was primarily due to increased engineered wood products (EWP) volumes and prices, and higher plywood sales volumes, driven by the acquisition of two plywood plants on September 30, 2013. EBITDA was $25.1 million in fourth quarter, compared with $13.2 million in fourth quarter 2012. The increase in EBITDA was due primarily to higher EWP and lumber prices, as well as higher plywood sales volumes, offset partially by higher wood fiber costs.

For the full year 2013, Wood Products reported sales of $1,134.1 million, up 20% from 2012 results. The sales increase was primarily due to increased prices and volumes for plywood, EWP, and lumber. EBITDA was $106.3 million, compared to $80.2 million in 2012, or an increase of 33%. The increase in EBITDA was driven primarily by higher plywood, EWP, and lumber prices, as well as higher sales volumes of plywood and EWP. These improvements were partially offset by higher wood fiber costs.

Comparative average net selling prices and sales volume results for plywood and EWP are as follows:

	4Q 2013 vs. 4Q 2012	2013 vs. 2012

Average Net Selling Prices
Plywood	-1%	+7%
LVL	+10%	+6%
I-joists	+13%	+9%
Sales Volumes
Plywood	+26%	+9%
LVL	+28%	+22%
I-joists	+27%	+24%

Building Materials Distribution

BMD sales were $615.5 million in the fourth quarter, up 11% or $62.4 million from the same quarter a year ago. Volumes were up approximately 9%, with prices up about 2%. EBITDA was $13.4 million in fourth quarter, up from the $8.1 million reported in fourth quarter 2012. The combination of gross margin improvement to 11.7% in the quarter, compared with 11.5% in the same quarter a year ago, and the strong growth in sales resulted in the generation of higher gross margin dollars. In addition, the business achieved positive sales growth leverage on selling and distribution expenses, as well as on general and administrative expenses.

For the full year 2013, BMD reported sales of $2,599.6 million, up 19% from 2012 results. Volumes were up approximately 10%, with prices up about 8%. EBITDA was $49.2 million, compared to $32.9 million in 2012, or an increase of 50%. In spite of an 80 basis point decline in gross margins, strong sales growth drove higher gross margin dollars. BMD also experienced favorable leverage on expenses, as selling and distribution expenses as a percentage of sales were lower by 110 basis points.

Balance Sheet

Boise Cascade ended 2013 with $118.2 million of cash and cash equivalents and $258.3 million of undrawn committed bank line availability, for total available liquidity of $376.6 million. The company repaid $25.0 million of borrowings under our revolving credit facility during the fourth quarter and reported $301.6 million of outstanding debt at December 31, 2013.

Outlook

We expect to continue to experience demand below 20-year average historical levels for the products we manufacture and distribute. The housing industry in the U.S. improved in 2012 and 2013, and we remain optimistic that the improvement in demand for our products will continue. However, as we begin 2014, our plywood price realizations are approximately 10% below first quarter 2013. Future commodity product pricing could be volatile in response to industry capacity restarts and operating rates, inventory levels in various distribution channels, and seasonal demand patterns. We expect to manage our production levels to our sales demand, which will likely result in operating some of our facilities below their capacity until demand improves further.

About Boise Cascade

Boise Cascade Company is one of the largest producers of plywood and engineered wood products in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.

Webcast and Conference Call

Boise Cascade will host a webcast and conference call on Friday, February 21, at 11 a.m. Eastern, at which time we will review the Company's fourth quarter and year-end results.

You can join the webcast through our website by going to www.bc.com and clicking on the Event Calendar link under the Investor Relations heading. Please go to the website at least 15 minutes before the start of the webcast to register. To join the conference call, dial 855-209-5834 (international callers should dial 315-625-6883), participant passcode 79458364, at least 10 minutes before the start of the call.

The archived webcast will be available in the Investor Relations section of our website. A replay of the conference call will be available from Friday, February 21, at 2 p.m. Eastern through Friday, February 28, at 11 p.m. Eastern. Replay numbers are 855-859-2056 for U.S. calls and 404-537-3406 for international calls, and the passcode will be 79458364.

Basis of Presentation

We refer to the terms EBITDA and adjusted net income in this earnings release. EBITDA and adjusted net income are supplemental measures of our performance and liquidity that are not required by or presented in accordance with generally accepted accounting principles in the United States ("GAAP"). We define EBITDA as income before interest (interest expense and interest income), income taxes, and depreciation and amortization. We define adjusted net income as net income before certain unusual items.

EBITDA is the primary measure used by our management to evaluate segment operating performance and to decide how to allocate resources to segments. We believe EBITDA and adjusted net income are useful to investors because they provide a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because they are frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. We believe EBITDA and adjusted net income are meaningful measures because they present a transparent view of our recurring operating performance and allow management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. EBITDA and adjusted net income, however, are not measures of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income, income from operations, or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of EBITDA and adjusted net income instead of net income or segment income has limitations as an analytical tool, including the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA and adjusted net income are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

This news release contains statements that are "forward looking" within the Private Securities Litigation Reform Act of 1995. These statements speak only as of the date of this press release. While they are based on the current expectations and beliefs of management, they are subject to a number of uncertainties and assumptions that could cause actual results to differ from the expectations expressed in this release.

Boise Cascade Company
Consolidated Statements of Operations
(in thousands, except per-share data)

	Three Months Ended			Year Ended
	December 31		September 30, 2013	December 31
	2013	2012		2013	2012

Sales	$798,344	$694,580	$877,979	$3,273,496	$2,779,062

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	690,994	607,589	759,777	2,846,614	2,403,445
Depreciation and amortization	11,833	8,489	8,962	38,038	33,407
Selling and distribution expenses	61,933	58,201	66,244	245,283	235,055
General and administrative expenses	12,325	11,200	12,867	45,489	43,122
Other (income) expense, net	(162)	496	(350)	(685)	902
	776,923	685,975	847,500	3,174,739	2,715,931

Income from operations	21,421	8,605	30,479	98,757	63,131

Foreign exchange gain (loss)	(122)	(88)	69	(424)	37
Interest expense	(5,580)	(7,286)	(5,174)	(20,426)	(21,757)
Interest income	29	111	88	241	392
	(5,673)	(7,263)	(5,017)	(20,609)	(21,328)

Income before income taxes	15,748	1,342	25,462	78,148	41,803
Income tax (provision) benefit (a)	(5,920)	(64)	(9,602)	38,788	(307)
Net income	$9,828	$1,278	$15,860	$116,936	$41,496

Weighted average common shares outstanding:
Basic	39,365	29,700	40,625	40,203	29,700
Diluted	39,435	29,700	40,640	40,226	29,700

Net income per common share:
Basic	$0.25	$0.04	$0.39	$2.91	$1.40
Diluted	$0.25	$0.04	$0.39	$2.91	$1.40

See accompanying summary notes to consolidated financial statements and segment information.

Wood Products Segment
Statements of Operations
(in thousands, except percentages)

	Three Months Ended			Year Ended
	December 31		September 30, 2013	December 31
	2013	2012		2013	2012

Segment sales	$301,252	$230,508	$283,204	$1,134,089	$943,252

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	265,916	207,112	249,037	990,082	825,240
Depreciation and amortization	9,208	6,262	6,686	28,664	24,444
Selling and distribution expenses	7,188	6,952	6,637	27,227	27,487
General and administrative expenses	3,121	2,691	3,039	10,699	9,319
Other (income) expense, net	(73)	520	(123)	(256)	968
	285,360	223,537	265,276	1,056,416	887,458

Segment income	$15,892	$6,971	$17,928	$77,673	$55,794

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	88.3%	89.9%	87.9%	87.3%	87.5%
Depreciation and amortization	3.1%	2.7%	2.4%	2.5%	2.6%
Selling and distribution expenses	2.4%	3.0%	2.3%	2.4%	2.9%
General and administrative expenses	1.0%	1.2%	1.1%	0.9%	1.0%
Other (income) expense, net	—%	0.2%	—%	—%	0.1%
	94.7%	97.0%	93.7%	93.2%	94.1%

Segment income	5.3%	3.0%	6.3%	6.8%	5.9%

Building Materials Distribution Segment
Statements of Operations
(in thousands, except percentages)

	Three Months Ended			Year Ended
	December 31		September 30, 2013	December 31
	2013	2012		2013	2012

Segment sales	$615,467	$553,068	$721,523	$2,599,605	$2,190,235

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	543,404	489,627	637,719	2,317,299	1,933,798
Depreciation and amortization	2,593	2,203	2,245	9,233	8,842
Selling and distribution expenses	54,745	51,249	59,607	218,056	207,568
General and administrative expenses	4,039	4,193	4,175	15,436	16,210
Other (income) expense, net	(109)	(56)	(86)	(350)	(215)
	604,672	547,216	703,660	2,559,674	2,166,203

Segment income	$10,795	$5,852	$17,863	$39,931	$24,032

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	88.3%	88.5%	88.4%	89.1%	88.3%
Depreciation and amortization	0.4%	0.4%	0.3%	0.4%	0.4%
Selling and distribution expenses	8.9%	9.3%	8.3%	8.4%	9.5%
General and administrative expenses	0.7%	0.8%	0.6%	0.6%	0.7%
Other (income) expense, net	—%	—%	—%	—%	—%
	98.2%	98.9%	97.5%	98.5%	98.9%

Segment income	1.8%	1.1%	2.5%	1.5%	1.1%

Segment Information
(in thousands)

	Three Months Ended			Year Ended
	December 31		September 30, 2013	December 31
	2013	2012		2013	2012
Segment sales
Wood Products	$301,252	$230,508	$283,204	$1,134,089	$943,252
Building Materials Distribution	615,467	553,068	721,523	2,599,605	2,190,235
Intersegment eliminations	(118,375)	(88,996)	(126,748)	(460,198)	(354,425)
	$798,344	$694,580	$877,979	$3,273,496	$2,779,062

Segment income (loss)
Wood Products	$15,892	$6,971	$17,928	$77,673	$55,794
Building Materials Distribution	10,795	5,852	17,863	39,931	24,032
Corporate and Other	(5,388)	(4,306)	(5,243)	(19,271)	(16,658)
	$21,299	$8,517	$30,548	$98,333	$63,168

EBITDA (b)
Wood Products	$25,100	$13,233	$24,614	$106,337	$80,238
Building Materials Distribution	13,388	8,055	20,108	49,164	32,874
Corporate and Other	(5,356)	(4,282)	(5,212)	(19,130)	(16,537)
	$33,132	$17,006	$39,510	$136,371	$96,575

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(in thousands)

	December 31
	2013	2012
ASSETS

Current
Cash and cash equivalents	$118,249	$45,893
Receivables
Trade, less allowances of $2,509 and $2,696	152,240	134,743
Related parties	583	674
Other	7,268	6,204
Inventories	383,359	325,806
Deferred income taxes	18,151	2
Prepaid expenses and other	7,855	5,521
Total current assets	687,705	518,843

Property and equipment, net	360,985	265,924
Timber deposits	6,266	6,221
Deferred financing costs	8,334	7,562
Goodwill	21,823	12,170
Intangible assets, net	10,277	8,900
Deferred income taxes	760	—
Other assets	8,036	8,164
Total assets	$1,104,186	$827,784

Boise Cascade Company
Consolidated Balance Sheets (continued)
(in thousands, except per-share data)

	December 31
	2013	2012
LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable
Trade	$139,636	$131,578
Related parties	2,484	1,950
Accrued liabilities
Compensation and benefits	60,527	61,814
Interest payable	3,294	3,188
Other	33,076	29,043
Total current liabilities	239,017	227,573

Debt
Long-term debt	301,613	275,000

Other
Compensation and benefits	96,536	206,668
Other long-term liabilities	14,539	14,336
	111,075	221,004

Redeemable equity	—	6,443

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 43,229 and 29,700 shares issued	432	297
Treasury stock, 3,864 and 0 shares at cost	(100,000)	—
Additional paid-in capital	496,593	256,927
Accumulated other comprehensive loss	(55,249)	(121,229)
Retained earnings (accumulated deficit)	110,705	(38,231)
Total stockholders' equity	452,481	97,764
Total liabilities and stockholders' equity	$1,104,186	$827,784

Boise Cascade Company
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31
	2013	2012
Cash provided by (used for) operations
Net income	$116,936	$41,496
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	39,810	37,211
Stock-based compensation	2,869	—
Pension expense	10,989	12,653
Deferred income taxes	(59,600)	—
Other	(789)	(471)
Decrease (increase) in working capital, net of acquisitions
Receivables	(11,014)	(17,238)
Inventories	(50,958)	(41,828)
Prepaid expenses and other	(515)	(652)
Accounts payable and accrued liabilities	1,151	50,513
Pension contributions	(10,739)	(8,486)
Income taxes payable	(2,016)	133
Other	(2,697)	4,277
Net cash provided by operations	33,427	77,608

Cash provided by (used for) investment
Expenditures for property and equipment	(45,751)	(27,386)
Acquisitions of businesses and facilities	(103,029)	(2,355)
Proceeds from sales of assets	2,167	246
Other	(67)	61
Net cash used for investment	(146,680)	(29,434)

Cash provided by (used for) financing
Net proceeds from issuance of common stock	262,488	—
Treasury stock purchased	(100,000)	—
Issuances of long-term debt	130,000	300,000
Payments of long-term debt	(105,010)	(244,560)
Distributions to Boise Cascade Holdings, L.L.C.	—	(228,268)
Financing costs	(2,061)	(5,822)
Other	192	—
Net cash provided by (used for) financing	185,609	(178,650)

Net increase (decrease) in cash and cash equivalents	72,356	(130,476)

Balance at beginning of the period	45,893	176,369

Balance at end of the period	$118,249	$45,893

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information do not include all Notes to Consolidated Financial Statements and should be read in conjunction with the Company's other filings with the Securities and Exchange Commission. Net income for all periods presented involved estimates and accruals.

(a)
Adjusted net income represents net income before certain unusual items. The year ended December 31, 2013 includes a $68.7 million income tax benefit associated with the recording of net deferred tax assets upon the Company's conversion from a limited liability company to a corporation. The following table reconciles net income to adjusted net income for the years ended December 31, 2013 and 2012:

	Year ended
	December 31
	2013	2012

	(in thousands, except per-share amounts)

Net income (GAAP basis)	$116,936	$41,496
Impact of deferred tax benefit	(68,666)	$—
Adjusted net income (non-GAAP basis)	$48,270	$41,496

Weighted average common shares outstanding:
Basic	40,203	29,700
Diluted	40,226	29,700

Adjusted net income (non-GAAP basis), per share:
Basic	$1.20	$1.40
Diluted	$1.20	$1.40

(b)
EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation and amortization. The following table reconciles net income to EBITDA for the three months ended December 31, 2013 and 2012, and September 30, 2013, and the years ended December 31, 2013 and 2012:

	Three Months Ended			Year Ended
	December 31		September 30, 2013	December 31
	2013	2012		2013	2012
	(in thousands)
Net income	$9,828	$1,278	$15,860	$116,936	$41,496
Interest expense	5,580	7,286	5,174	20,426	21,757
Interest income	(29)	(111)	(88)	(241)	(392)
Income tax provision (benefit)	5,920	64	9,602	(38,788)	307
Depreciation and amortization	11,833	8,489	8,962	38,038	33,407
EBITDA	$33,132	$17,006	$39,510	$136,371	$96,575

The following table reconciles segment income (loss) to EBITDA for the three months ended December 31, 2013 and 2012, and September 30, 2013, and the years ended December 31, 2013 and 2012:

	Three Months Ended			Year Ended
	December 31		September 30, 2013	December 31
	2013	2012		2013	2012

	(in thousands)
Wood Products
Segment income	$15,892	$6,971	$17,928	$77,673	$55,794
Depreciation and amortization	9,208	6,262	6,686	28,664	24,444
EBITDA	25,100	13,233	24,614	106,337	80,238

Building Materials Distribution
Segment income	10,795	5,852	17,863	39,931	24,032
Depreciation and amortization	2,593	2,203	2,245	9,233	8,842
EBITDA	13,388	8,055	20,108	49,164	32,874

Corporate and Other
Segment loss	(5,388)	(4,306)	(5,243)	(19,271)	(16,658)
Depreciation and amortization	32	24	31	141	121
EBITDA	(5,356)	(4,282)	(5,212)	(19,130)	(16,537)

Total Company EBITDA	$33,132	$17,006	$39,510	$136,371	$96,575